Exhibit 10.11.2

AMENDMENT TO
MANAGEMENT AGREEMENT

     THIS AMENDMENT to the Management Agreement is made and entered into and effective as of the 1st day of August, 2001, by and between Tealridge Manor Corporation, .n Oklahoma not-for-profit corporation (the “Owner”), and CGI Management, Inc., a Delaware Corporation, a wholly-owned subsidiary of The Covenant Group, Inc., of Fort Worth, Texas, (the “Manager”).

WITNESSETH

     WHEREAS, Owner and Manager did enter into that certain Management Agreement dared September 1, 1991 (the “Management Agreement”), a copy of which is attached hereto as Exhibit A and fully incorporated herein by reference, and wherein Owner does engage Manager to provide management services to the Facility; and

     WHEREAS, Owner and Manager now desire to make certain amendments to the provisions of the Management Agreement as set forth below.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions contained herein, IT IS HEREBY AGREED:

1. Amendment to Management Fee. Subsection 3.1 of the Management Agreement is ereby stricken in its entirety and the following language substituted in its place:

     3.1 Management Fee. Owner shall pay Manager a management fee of $5,000 per month, plus related out-of-pocket expenses (the “fixed Management Fee”). In addition to the Fixed Management Fee, Owner shall pay a variable management fee equal to four and one-half percent (4 1/2%) of Monthly Gross Revenues in excess of One Hundred Eleven Thousand One Hundred Eleven and no/100 Dollars ($111,111) but less than Two Hundred Sixteen Thousand Six Hundred Sixty-Seven and no/100 Dollars ($216,667) (the “Variable Management Fee”); provided, however, in no event shall the sum of the Fixed Management Fee and the Variable Management Fee exceed the sum of $9,750 per month. Such fee shall be paid each month, payable on or before the 10th day of each month for the preceding month. Out-of-pocket expenses shall not exceed the amount in the approved budget without the prior written consent of the Owner. For the purposes of this Section, the term “Monthly Gross Revenues” shall be defined as “all operating income generated by the facility including unit rental, storage rental, beauty shop, concessions revenue, meals revenue, laundry revenue, etc. It shall not include any non-operating revenue such as interest on deposited funds, insurance proceeds and gains from capital transactions. It also will not include any revenue generated from the sale of any telephone or long distance services provided to Tealridge Manor residents.”

     2. Remainder of the Management Agreement. The rest, residue and remainder of the Management Agreement shall remain in full force and effect. The parties signatory represent and warrant that they are authorized to sign, deliver and perform the Management Agreement on behalf of the parties.

     IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement as of the date and year first written above.

OWNER

Tealridge Manor Corporation, an Oklahoma Not-for-Profit Corporation

/s/ James W. Jones

James W. Jones, Vice President

MANAGER

CGI Management, Inc., a Delaware Corporation

/s/ Robert L. Bullock

Robert L. Bullock, Secretary